Exhibit 99.1

Gordmans Stores, Inc. Announces Second Quarter 2013 Results

And Special Cash Dividend

Second Quarter Net Sales Increased 6.7%;

Second Quarter Diluted EPS of $0.05

Special Cash Dividend of $3.60 Per Share Declared

Omaha, Nebraska (August 28, 2013) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its second quarter (thirteen weeks) and six month period (twenty-six weeks) ended August 3, 2013. The Company also announced that its Board of Directors has declared a special cash dividend of $3.60 per share.

Second Quarter Highlights

•	Net sales increased 6.7% to $136.8 million compared to $128.2 million in the second quarter of fiscal 2012.

•	Comparable store sales decreased 2.6%.

•	Four new stores were opened in four new markets, including one new state.

•	Diluted earnings per share were $0.05, which exceeded guidance of $0.01 - $0.03.

Six Month Highlights

•	Net sales increased 2.3% to $268.2 million compared to $262.2 million in the six months ended July 28, 2012.

•	Seven new stores were opened in four new and two existing markets, including one new state.

•	Diluted earnings per share were $0.22.

“We delivered comparable store sales that were consistent with expectations despite some continued headwinds and represented a meaningful improvement from the trend we experienced in the first quarter of 2013. At the same time, our bottom line results were ahead of our guidance even as we had to increase our markdown cadence to clear seasonal product and better align inventory levels heading into the second half of the year,” said Jeff Gordman, President and Chief Executive Officer. “We believe that the adjustments we’ve made, and continue to make, to our merchandise assortments, combined with the rollout of our loyalty program, have positioned us to deliver further improvements over the remainder of fiscal 2013. In addition, we will open three stores next month for a total of 10 new stores this year, at which point we will have 93 locations in 19 states.”

The Company’s Board of Directors has declared a special cash dividend of $3.60 per share of common stock, payable on September 23, 2013 to shareholders of record on September 9, 2013. The Company will fund the $70 million special dividend through available cash balances and a new $45 million senior term loan with Cerberus Business Finance, LLC. The loan matures in 2018 and bears interest at Prime plus 5.25% with a Prime floor of 3.25%, or LIBOR plus 7.00% with a LIBOR floor of 1.50%, as selected by the Company. The term loan also contains an early payment provision, exercisable at the Company’s option, pursuant to which the Company may repay all or a portion of the outstanding principal amount, subject to a small prepayment penalty.

In addition, the Company entered into an amended credit facility with Wells Fargo Bank, as lead agent, which increased the line of credit to $80 million from $60 million, lowered the interest rate by 0.25%, lowered the unused line fee from 0.375% to 0.25% and extended the maturity date by 3 years to 2018. The credit facility will carry an interest rate of Prime plus 0.50% to 1.50% or LIBOR plus 1.25% to 2.50% on drawn proceeds, as selected by the Company, based on the excess availability and time of year. As of August 23, 2013, the Company had no outstanding borrowings under the credit facility.

Mr. Gordman commented, “Today’s announcement of a special cash dividend underscores Gordmans’ commitment to maximize shareholder value. Our strong balance sheet, strong projected future cash flows, and finally, a favorable lending environment, enable us to issue this special dividend without impairing our ability to continue to execute our growth plans.”

Second Quarter Financial Results

Net sales for the thirteen weeks ended August 3, 2013 increased 6.7% to $136.8 million from $128.2 million for the thirteen weeks ended July 28, 2012. Comparable store sales for the second quarter of fiscal 2013 decreased by 2.6% versus a 0.1% comparable store sales increase in the second quarter of fiscal 2012. Gross profit, which includes license fees, increased by 0.9% to $59.2 million, or 43.3% of net sales, from $58.7 million, or 45.8% of net sales, in the second quarter of fiscal 2012. Selling, general and administrative costs were $57.6 million, or 42.1% of net sales, compared to $52.9 million, or 41.3% of net sales, in the second quarter of fiscal 2012. Net income for the second quarter of fiscal 2013 was $0.9 million, or $0.05 per diluted share, compared to net income of $3.5 million, or $0.18 per diluted share, in the second quarter of fiscal 2012.

Six Month Financial Results

Net sales for the twenty-six weeks ended August 3, 2013 increased 2.3% to $268.2 million from $262.2 million for the same period last year. Comparable store sales for the six month period ended August 3, 2013 decreased by 6.7% versus a 2.5% comparable store sales increase for the same period last year. Gross profit, which includes license fees, decreased by 3.3% to $118.2 million, or 44.1% of net sales, from $122.2 million, or 46.6% of net sales, in the prior year. Selling, general and administrative costs were $111.3 million, or 41.5% of net sales, compared to $103.4 million, or 39.4% of net sales, in the prior year. Net income for the twenty-six weeks ended August 3, 2013 was $4.2 million, or $0.22 per diluted share, compared to net income of $11.6 million, or $0.60 per diluted share, in the first twenty-six weeks of fiscal 2012.

Outlook

For the third quarter of fiscal year 2013 ending October 2, 2013, the Company currently expects net sales to be between $149 and $151 million, which reflects a low single digit comparable store sales decrease. The Company expects that the pressure on gross profit margins the Company experienced in the first two quarters of the year will abate in the third quarter, but that additional selling, general and administrative expenses related to depreciation and pre-opening in particular compared to the prior year will result in some deleveraging. In addition, the Company will incur additional interest expense associated with the term loan utilized to fund the dividend payment, which will result in a reduction in earnings per share of $0.02. Therefore, the Company projects diluted earnings per share in the range of $0.12 to $0.14 (using a weighted average diluted share count of approximately 19.4 million).

Conference Call Information

A conference call to discuss second quarter financial results is scheduled for today, August 28, 2013 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 90 stores in 19 states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; and (6) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	August 3, 2013	February 2, 2013
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,592	$40,824
Accounts receivable	1,996	2,049
Landlord receivable	5,174	8,787
Income taxes receivable	5,684	1,300
Merchandise inventories	100,050	78,006
Deferred income taxes	2,603	2,617
Prepaid expenses and other current assets	9,178	6,552

Total current assets	168,277	140,135
PROPERTY AND EQUIPMENT, net	65,963	45,966
INTANGIBLE ASSETS, net	1,948	1,992
OTHER ASSETS, net	3,298	3,033

TOTAL ASSETS	$239,486	$191,126

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$64,202	$34,211
Accrued expenses	27,435	22,789
Current portion of capital lease obligations	—	189

Total current liabilities	91,637	57,189

NONCURRENT LIABILITIES:
Deferred rent	30,617	21,997
Deferred income taxes	9,503	9,236
Other liabilities	337	316

Total noncurrent liabilities	40,457	31,549

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	19
Additional paid-in capital	53,283	52,461
Retained earnings	54,090	49,908

Total stockholders’ equity	107,392	102,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$239,486	$191,126

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Share Data)

	13 Weeks Ended August 3, 2013 (Unaudited)	13 Weeks Ended July 28, 2012 (Unaudited)	26 Weeks Ended August 3, 2013 (Unaudited)	26 Weeks Ended July 28, 2012 (Unaudited)
Net sales	$136,769	$128,238	$268,203	$262,160
License fees from leased departments	1,768	1,620	3,689	3,557
Cost of sales	(79,317)	(71,165)	(153,681)	(143,533)

Gross profit	59,220	58,693	118,211	122,184
Selling, general and administrative expenses	(57,600)	(52,898)	(111,273)	(103,384)

Income from operations	1,620	5,795	6,938	18,800
Interest expense, net	(117)	(123)	(238)	(248)

Income before taxes	1,503	5,672	6,700	18,552
Income tax expense	(569)	(2,127)	(2,518)	(6,957)

Net income	$934	$3,545	$4,182	$11,595

Basic earnings per share	$0.05	$0.19	$0.22	$0.61
Diluted earnings per share	$0.05	$0.18	$0.22	$0.60

Basic weighted average shares outstanding	19,256,495	19,136,076	19,249,642	19,115,650
Diluted weighted average shares outstanding	19,356,867	19,470,133	19,339,099	19,443,441

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200